                                                                    EXHIBIT 21.1


The following is a list of the of Company's significant subsidiaries as at December 31, 2001.

                                      NAME OF STATE OR           PROPORTION OF
SIGNIFICANT                           JURISDICTION OF            OWNERSHIP
SUBSIDIARY                            INCORPORATION              INTEREST
-----------                           ----------------           --------------
BONA SHIPHOLDING LTD.                 BERMUDA                    100%

SINGLE SHIP COMPANIES (3)             AUSTRALIA                  100%

SINGLE SHIP LIMITED
LIABILITY COMPANIES (46)              MARSHALL ISLANDS           100%

SOPONATA TEEKAY LIMITED               BERMUDA                     50%

TEEKAY CHARTERING LIMITED             MARSHALL ISLANDS           100%

TEEKAY SHIPPING LIMITED               BAHAMAS                    100%

UGLAND NORDIC SHIPPING ASA            NORWAY                     100%